Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Thomas R. Fox

Director, Investor Relations

NAVTEQ Corporation

Tel: 312-894-7500

e-mail: investorrelations@navteq.com

NAVTEQ Reports Record Third Quarter 2004 Revenue

Chicago, IL – October 27, 2004 – NAVTEQ Corporation, a leading global provider of digital map data for vehicle navigation and location-based solutions, today reported record revenue for the third quarter ended September 26, 2004.  Revenue increased 37% over the third quarter of 2003 to $97.8 million.  Operating income grew 13% over the prior year to $22.1 million.  Net income was $13.6 million, compared to $18.7 million in the prior year’s quarter.   Diluted earnings per share for the third quarter were $0.15, compared to $0.21 in the prior year’s quarter.

“In the first quarter of our transition from a private to a public company, I am pleased that we continued to execute in line with our plan, both financially and strategically,” said Judson Green, President and Chief Executive Officer of NAVTEQ.  “Sales grew as a result of strong demand across all of our major markets, investment in the database and related technology increased in order to strengthen our competitive position, and we continued to expand the services we offer our clients.

“The third quarter marked the debut of our first-ever dynamic content offering with the introduction of NAVTEQ Traffic in 20 U.S. cities.  We also continued to grow our global footprint by investing in the mapping of several new countries and territories in 2004, including taking the first steps with our joint venture partner toward the broad commercialization of a navigable map of China.”

For the first nine months of 2004, revenue was $273.9 million, representing growth of 43% over the same period in 2003.  Year-to-date operating income grew 21% to $62.9 million.  Net income for the first nine months of 2004 was $38.6 million, compared to $56.9 million for the same period in 2003.  Year-to-date diluted earnings per share were $0.42, compared to $0.65 in 2003.

Despite the operating income growth in the third quarter and first nine months of 2004, net income and diluted earnings per share declined when compared to the same periods in 2003 due primarily to the recording of a full income tax provision in 2004.  The company recorded only a nominal income tax provision in the first three quarters of 2003 due to its history of operating losses.

Revenue from NAVTEQ’s European operations totaled $68.3 million in the quarter, up 47% from $46.5 million in the third quarter of 2003.  North American revenue was $29.5 million in the quarter, a 19% increase over the $24.8 million posted in the third quarter of 2003.

Cash and marketable securities totaled $74.0 million at September 26, 2004.  For the first nine months of 2004, cash flow from operating activities was $71.6 million, compared to $43.9 million for the first nine months of 2003.

If a proposed change in The Netherlands tax law is enacted and the statutory tax rate in The Netherlands is reduced, the deferred tax asset on NAVTEQ’s balance sheet would be revalued, resulting in a decrease to the asset at the time of enactment.  If the law is enacted in 2004, the adjustment would increase the company’s 2004 effective tax rate, but should reduce the effective tax rate in future years.

Earnings Call Information

The information for the company’s earnings release conference call is as follows:

When:	Wednesday, October 27, 2004 at 2:00 PM ET
Where:	http://investor.navteq.com
How:	Simply log on to the web at the URL above or call to listen in at 888-396-2298 (North America) or 617-847-8708 (international), passcode 82886371
Contact:	investorrelations@navteq.com

The company will provide a telephone replay of the conference call at 888-286-8010 (North America) or 617-801-6888 (international), passcode 70312465.  The replay will be accessible from 4:00 PM ET Wednesday, October 27, 2004 through 11:59 PM ET on Wednesday, November 3, 2004.  An on-demand replay of the conference call will also be available online at investor.navteq.com until October 27, 2005.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory risk factors.  Information concerning risk factors that could affect NAVTEQ’s actual results is contained in the company’s Quarterly Report on form 10-Q for the quarter ended June 27, 2004 filed by NAVTEQ with the Securities and Exchange Commission.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has approximately 1,400 employees located in over 100 offices in 20 countries.

NAVTEQ is a trademark in the U.S. and other countries.   © 2004 NAVTEQ. All rights reserved.

NAVTEQ CORPORATION

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept. 28, 2003	Sept. 26, 2004	Sept. 28, 2003	Sept. 26, 2004

Net revenue	$71,320	97,793	190,889	273,858

Operating costs and expenses:
Database licensing and production costs	31,260	48,166	83,671	133,140
Selling, general, and administrative expenses	20,577	27,528	55,404	77,840

Total operating costs and expenses	51,837	75,694	139,075	210,980

Operating income	19,483	22,099	51,814	62,878

Other income (expense)	303	(169)	6,794	(558)

Income before income taxes	19,786	21,930	58,608	62,320

Income tax expense	(1,093)	(8,334)	(1,665)	(23,682)

Net income	18,693	13,596	56,943	38,638

Earnings per share of common stock –
Basic	$0.22	0.16	0.68	0.45
Diluted	$0.21	0.15	0.65	0.42

Weighted average shares of common stock outstanding –
Basic	84,082	87,669	84,032	86,114
Diluted	87,128	92,230	87,078	91,757

NAVTEQ CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	Dec. 31, 2003	Sept. 26, 2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,982	70,434
Cash on deposit with affiliate	65,307	—
Accounts receivable, net	44,545	55,593
Deferred income taxes	36,614	39,147
Prepaid expenses and other current assets	6,466	9,028

Total current assets	154,914	174,202

Property and equipment, net	11,918	16,518
Capitalized software development costs, net	22,605	25,203
Long-term deferred income taxes, net	135,451	111,316
Long-term marketable securities	—	3,568
Deposits and other assets	277	8,171

Total assets	$325,165	338,978

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$15,539	10,760
Accrued payroll and related liabilities	20,344	21,635
Other accrued expenses	16,410	24,252
Deferred revenue	24,968	31,574

Total current liabilities	77,261	88,221

Fair value of foreign currency derivative	23,799	14,229
Long-term deferred revenue	3,582	16,670
Other long-term liabilities	2,612	6,280

Total liabilities	107,254	125,400

Stockholders’ equity	217,911	213,578

Total liabilities and stockholders’ equity	$325,165	338,978

NAVTEQ CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	Sept. 28, 2003	Sept. 26, 2004
Cash flows from operating activities:
Net income	$56,943	38,638
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,827	11,098
Deferred income taxes	(661)	19,557
Stock compensation expense	—	4,521
Noncash other	(5,098)	1,649
Changes in operating assets and liabilities:	(16,145)	(3,857)

Net cash provided by operating activities	43,866	71,606

Cash flows from investing activities:
Acquisition of property and equipment	(4,084)	(9,268)
Capitalized software development costs	(7,431)	(9,101)
Purchases of marketable securities	—	(3,573)
Cash on deposit with affiliate, net	(40,341)	65,143

Net cash provided by (used in) investing activities	(51,856)	43,201

Cash flows from financing activities:
Issuance of common stock and other equity transactions	254	806
Dividends paid	—	(47,159)

Net cash provided by (used in) financing activities	254	(46,353)

Effect of exchange rate changes on cash	411	(2)

Net increase (decrease) in cash and cash equivalents	(7,325)	68,452

Cash and cash equivalents at beginning of period	9,427	1,982

Cash and cash equivalents at end of period	$2,102	70,434